UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 5, 2013

HERITAGE COMMERCE CORP

(Exact name of registrant as specified in its charter)

California	000-23877	77-0469558
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 Almaden Boulevard, San Jose, CA	95113
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (408) 947-6900

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01                                  Other Events

On June 5, 2013, Heritage Commerce Corp (the “Company”) provided notice to the trustee that it intends to redeem the Company’s Floating Rate Junior Subordinated Debentures due July 31, 2031 in the amount of $5 million issued to Heritage Statutory Trust II and the Company’s Floating Rate Junior Subordinated Debentures due September 26, 2032, in the amount of $4 million issued to Heritage Statutory Trust III (collectively referred to as the “Floating-Rate Sub Debt”).  The $5 million Floating-Rate Sub Debt and the $4 million Floating-Rate Sub Debt will be redeemed on July 31, 2013 and September 26, 2013, respectively.  Additionally, the Company will pay its regularly scheduled interest payments on the Floating-Rate Sub Debt totaling approximately $90,000 on the respective redemption dates.  The Company will use available cash and proceeds from a $9 million distribution from the Company’s banking subsidiary, Heritage Bank of Commerce, for the redemption.  The Company will incur a total charge of $169,000 in the third quarter of 2013, representing the agency origination fees associated with the Floating-Rate Sub Debt.  On an annual basis, the redemption of the Floating-Rate Sub Debt will eliminate approximately $360,000 in interest expense.

In addition, on June 12, 2013, the Company completed the repurchase of the common stock warrant issued to the U.S. Department of the Treasury on November 21, 2008, which was exercisable into 462,963 shares of common stock at an exercise price of $12.96.  The Company repurchased the warrant for $140,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HERITAGE COMMERCE CORP

DATED: June 13, 2013	By:	/s/Lawrence D. McGovern
Lawrence D. McGovern
Executive Vice President
and Chief Financial Officer